EXHIBIT 99.4

PT Network Intermediate Holdings, LLC

Consolidated Financial Report

December 31, 2019

	Contents
Financial statements of PT Network Intermediate Holdings, LLC
Consolidated balance sheet as of December 31, 2019		2
Consolidated statement of operations for the year ended December 31, 2019		3
Consolidated statement of mezzanine equity and permanent equity for the year ended December 31, 2019		4
Consolidated statement of cash flows for the year ended December 31, 2019		5
Notes to consolidated financial statements		6-21
Schedule I		22-25

Independent Auditors’ Report

To the Members and Board of Managers

PT Network Intermediate Holdings, LLC

We have audited the accompanying consolidated balance sheet of PT Network Intermediate Holdings, LLC (the “Company”) as of December 31, 2019 and the related consolidated statements of operations, mezzanine equity and permanent equity, and cash flows for the year then ended, and the related notes and schedule I listed in the table of contents (collectively referred to as the "financial statements").

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Note 9 to the financial statements, the World Health Organization has declared the novel coronavirus (“COVID-19”) outbreak a pandemic. The anticipated continued spread of COVID-19 and its potential impact on the Company’s service area and operations is highly uncertain and could materially adversely impact the Company’s financial condition, liquidity and results of operations, as well as global, national, and local economies. Accordingly, no provision for the potential impact of COVID-19 has been made in the consolidated financial statements. Our opinion is not modified with respect to this matter.

/s/ Dixon Hughes Goodman LLP

Tampa, Florida

March 30, 2020

PT Network Intermediate Holdings, LLC
Consolidated Balance Sheet
As of December 31, 2019

Assets

Current assets:
Cash and cash equivalents	$ 3,485,362
Accounts receivable, net	23,136,280
Prepaid expenses and other current assets	3,384,788
Total current assets	30,006,430

Property and equipment, net	12,816,117
Goodwill	196,254,142
Identifiable intangible assets, net	9,140,777
Other assets	916,517
Total assets	$ 249,133,983

Liabilities

Current liabilities:
Accounts payable - trade	$ 4,176,662
Accrued expenses
Accrued compensation expenses	9,276,579
Accrued interest and commitment fees expense	2,075,610
Other accrued expenses	2,045,793
Current maturities of long-term debt	957,892
Other current liabilities	1,984,514
Total current liabilities	20,517,050

Accrued interest - PIK notes	2,074,971
Long-term debt, net	179,757,662
Other non-current liabilities	2,804,669
Deferred rent	4,374,066
Total liabilities	$ 209,528,418

Commitments and contingencies (see Note 7)

Mezzanine Equity
Redeemable preferred interests	$ 11,433,257

Equity
Members' equity	$ 28,172,308

Total liabilities, mezzanine equity and members' equity	$ 249,133,983

See notes to consolidated financial statements.

PT Network Intermediate Holdings, LLC
Consolidated Statement of Operations
For the Year Ended December 31, 2019

Net revenues	$ 220,461,783

Operating costs:
Compensation and benefits	124,197,072
Occupancy	23,855,795
General and administrative	7,808,058
Total cost of revenue	155,860,925

Gross profit	64,600,858

Provision for doubtful accounts	3,311,462
Corporate costs	67,332,485
Restructuring charges	1,048,142
Other expense	2,075,000

Operating loss	(9,166,231)

Interest expense	21,773,628

Loss prior to income tax expense	(30,939,859)

Tax expense	367,076

Total net loss	(31,306,935)

Accretion of redeemable preferred interests	663,257

Net loss attributable to common interests	$ (31,970,192)

See notes to consolidated financial statements.

PT Network Intermediate Holdings, LLC
Consolidated Statement of Mezzanine Equity and Permanent Equity
For the Year Ended December 31, 2019

Mezzanine Equity at December 31, 2018	$ -

Issuance of redeemable preferred interests	10,770,000
Accretion of redeemable preferred interests	663,257

Mezzanine Equity at December 31, 2019	$ 11,433,257

Equity at December 31, 2018	$ 50,962,500

Member contributions	9,180,000
Net loss attributable to common interest holders	(31,970,192)

Equity at December 31, 2019	$ 28,172,308

See notes to consolidated financial statements.

PT Network Intermediate Holdings, LLC
Consolidated Statement of Cash Flows
For the year ended December 31, 2019

Cash flows from operating activities:
Net loss	$ (31,306,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,948,330
Provision for doubtful accounts	3,311,462
Interest paid-in-kind (PIK)	9,944,550
Loss on extinguishment of debt	1,042,822
Changes in operating assets and liabilities:
Increase in:
Accounts receivable, net	(386,603)
Prepaid expenses and other assets	(2,006,582)
Decrease in:
Accounts payable and accrued expenses	(4,991,212)
Other liabilities	(1,210,817)
Deferred rent	(843,824)
Net cash used in operating activities	(17,498,809)

Cash flows from investing activities:
Purchases of property and equipment	(1,403,420)
Other	(20,000)
Net cash used in investing activities	(1,423,420)

Cash flows from financing activities:
Borrowings on revolving facilities	2,962,141
Payments on revolving facilities	(7,962,141)
Member contributions	19,950,000
Debt issuance costs	(2,539,786)
Payments on capital lease obligations	(78,346)
Net cash provided by financing activities	12,331,868

Net decrease in cash and cash equivalents	(6,590,361)
Cash and cash equivalents - Beginning of period	10,075,723
Cash and cash equivalents - End of period	$ 3,485,362

Supplemental disclosure of cash flow information:
Cash paid for interest	$ 10,900,534

Non-cash investing and financing activities:
Capital expenditures accrued or payable	$ 128,994
PIK interest converted to long-term debt	$ 7,869,579
Increase in debt obligations in lieu of payment of debt issuance costs	$ 595,334

See notes to consolidated financial statements.

Note 1. Nature of Business and Significant Accounting Policies

Nature of Business: PT Network Intermediate Holdings, LLC (PTNIH), is a limited liability company formed in the State of Delaware on September 16, 2013. PTNIH wholly owns PT Network, LLC (PTN). PT Network, LLC, d/b/a Pivot Physical Therapy, operates outpatient physical therapy and occupational health clinics that provide physical therapy, sports medicine and athletic training, aquatic therapy, work injury, and sports performance and wellness services. Services are provided at locations throughout Maryland, Virginia, West Virginia, Washington, D.C., Pennsylvania, Delaware, and North Carolina. Additionally, Pivot Physical Therapy provides on-site physical therapy, occupational therapy, and athletic training to job sites across the country.

PTNIH operates directly through its subsidiaries, PT Network, LLC, Bayside Physical Therapy, LLC, Cambridge Physical Therapy and SportsCare, LLC, Glen Burnie Physical Therapy & Sports Care, LLC, Maryland SportsCare & Rehab, L.L.C, Maryland Sports Care & Rehabilitation of Salisbury, LLC, Professional SportsCare & Rehab, LLC, Professional SportsCare & Rehab of West Virginia, LLC, Professional SportsCare, LLC, Professional Sportscare & Rehab Associates, LLC, Southern Delaware SportsCare and Rehabilitation, LLC, PTN Transportation, LLC, ActivCare Physical Therapy, LLC, Pivot Occupational Health Holdings LLC, Pivot Athletic Training, LLC, Allegheny &

Chesapeake Physical Therapists Incorporated, Omega Medical Center LLC, Tidewater Physical Therapy, LLC, PhysioHealth, LLC, Dynamic Therapy Services of Pennsylvania, LLC, Dynamic Therapy Services, LLC, Pivot Physical Therapy of Pennsylvania, LLC, PTCG, LL, Pivot Health Professionals, P.C., and Onsite Innovations, LLC (collectively, the Company).

The consolidated entities include 24 physical therapy, athletic training, and occupational health companies and a transportation company that earn revenue directly from patient care through their clinic and Onsite Innovations, LLC locations. The clinics primarily generate business from physician referrals. The principal sources of payment for the clinics’ services are commercial health insurance, Medicare, Medicaid, workers’ compensation insurance and proceeds from personal injury cases. Services provided at Onsite Innovations, LLC locations are contract based and the contracted party is the single source of payment.

Significant Accounting Policies

A summary of the Company’s significant accounting policies follows:

Basis of Accounting

The accompanying consolidated financial statements have been prepared using the accrual basis of accounting, whereby revenue is recognized when services are rendered and expenses are recognized when incurred, in accordance with accounting principles generally accepted in the United States (GAAP).

Principles of Consolidation

The consolidated financial statements include the accounts and operations of the Company. All intercompany balances, transactions and amounts have been eliminated in consolidation.

Cash and Cash Equivalents

The Company maintains its cash and cash equivalents at various financial institutions. The Company considers all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. The combined account balances at several institutions typically exceed Federal Deposit Insurance Corporation (FDIC)  insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company has not experienced any losses in such accounts and management believes it is not exposed to any significant credit risk on cash and cash equivalents.

Revenue Recognition

Physical Therapy Revenues

Revenues are recognized in the period in which services are rendered. Physical therapy revenues, which are included in net revenues in the consolidated statement of operations, consists of revenues for physical therapy and occupational therapy clinics that provide pre-and post-operative care and treatment for orthopedic related disorders, sports-related injuries, preventative care, rehabilitation of injured workers and neurological-related injuries. Physical therapy revenues (patient revenues less estimated contractual adjustments), are recognized at the estimated net realizable amounts from third-party payors, patients and others in exchange for services rendered when obligations under the terms of the contract are satisfied. There is an implied contract between the Company and the patient upon each patient visit. Generally, this occurs as the Company provides physical and occupational therapy services, as each service provided is distinct and future services rendered are not dependent on previously rendered services. The Company has agreements with third-party payors that provide for payments to the Company at amounts different from its established rates. See below for further discussion on variable consideration and allowance for doubtful accounts estimates.

Medicare/Medicaid and Blue Cross entities represent approximately 37% and 25% of third-party payor net patient service revenue, respectively, for the year ended December 31, 2019. The remaining 38% represents various other commercial payors and patients.

Medicare Reimbursement

The Medicare program reimburses outpatient rehabilitation providers based on the Medicare Physician Fee Schedule (MPFS). For services provided in 2019, a 0.25% increase has been applied to the fee schedule payment rates before applying the mandatory budget neutrality adjustment. For services provided in 2020 through 2025, a 0.0% percent update will be applied each year to the fee schedule payment rates, before applying the mandatory budget neutrality adjustment. Beginning in 2021, payments to individual therapists (Physical/Occupational Therapist in Private Practice) paid under the fee schedule may be subject to adjustment based on performance in the Merit Based Incentive Payment System (MIPS), which measures performance based on certain quality metrics, resource use, and meaningful use of electronic health records. Under the MIPS requirements, a provider's performance is assessed according to established performance standards each year and then is used to determine an adjustment factor that is applied to the professional's payment for the corresponding payment year. The provider’s MIPS performance in 2019 will determine the payment adjustment in 2021. Each year from 2019 through 2024, professionals who receive a significant share of their revenues through an alternate payment model (APM), (such as accountable care organizations or bundled payment arrangements) that involves risk of financial losses and a quality measurement component will receive a 5% bonus in the corresponding payment year. The bonus payment for APM participation is intended to encourage participation and testing of new APMs and to promote the alignment of incentives across payors. The specifics of the MIPS and APM adjustments will be subject to future notice and comment rule-making.

CMS adopted a multiple procedure payment reduction (MPPR) for therapy services in the final update to the MPFS for calendar year 2011. The MPPR applied to all outpatient therapy services paid under Medicare Part B — occupational therapy, physical therapy and speech-language pathology. Under the policy, the Medicare program pays 100% of the practice expense component of the Relative Value Unit (RVU) for the therapy procedure with the highest practice expense RVU, then reduces the payment for the practice expense component for the second and subsequent therapy procedures or units of service furnished during the same day for the same patient, regardless of whether those therapy services are furnished in separate sessions. Since 2013, the practice expense component for the second and subsequent therapy service furnished during the same day for the same patient was reduced by 50%.

Medicare claims for outpatient therapy services furnished by therapy assistants on or after January 1, 2020 must include a modifier indicating the service was furnished by a therapy assistant. Outpatient therapy services furnished on or after January 1, 2022 in whole or part by a therapy assistant will be paid at an amount equal to 85% of the payment amount otherwise applicable for the service.

Statutes, regulations, and payment rules governing the delivery of therapy services to Medicare beneficiaries are complex and subject to interpretation. The Company believes that it is in compliance, in all material respects, with all applicable laws and regulations and is not aware of any pending or threatened investigations involving allegations of potential wrongdoing that would have a material effect on the Company’s financial statements as of December 31, 2019. Compliance with such laws and regulations can be subject to future government review and interpretation, as well as significant regulatory action including fines, penalties, and exclusion from the Medicare program.

Industrial injury prevention services revenues

Revenue from the industrial injury prevention business, which are also included in net revenues in the consolidated statement of operations, are derived from onsite services we provide to clients’ employees including injury prevention, rehabilitation, ergonomic assessments and performance optimization. Revenue from the Company’s industrial injury prevention business is recognized when obligations under the terms of the contract are satisfied. Revenues are recognized at an amount equal to the consideration the Company expects to receive in exchange for providing injury prevention services to its clients. The revenue is determined and recognized based on the contractual terms with the third party under the series guidance of ASC 606. Variable fees, which can include per-hour or per-event charges, are recognized in the period that the underlying services are performed based on the variable consideration exception applicable for services that comprise a series.

Other revenues

The Company recognizes revenue for services provided to schools and industrial worksites, for physical or occupational therapy services, and athletic trainers and gym membership fees, which are also included in net revenues in the consolidated statement of operations. Contract terms and rates are agreed to in advance between the Company and third parties. Services are typically performed over the contract period and revenue is recorded as the services are rendered. If the services are paid in advance, revenue is recorded as a contract liability over the period of the agreement and recognized over time as the services are performed, generally under the series guidance.

The Company had disaggregated revenues for the period ending December 31, 2019 as follows:

Physical Therapy	$ 182,405,511
Industrial Injury Prevention Services	32,353,277
Other	5,702,995
Total	$ 220,461,783

Additionally, the Company had recorded a contract liability of $979,045 at December 31, 2018 for services that were billed to certain industrial injury prevention clients but services had not yet been rendered. Approximately $781,131 of this liability was subsequently earned and recognized as part of operating revenues during 2019. As of December 31, 2019, the contract liability balance was $242,048 and is expected to be recognized over the next year. Revenue recognized for the year ended December 31, 2019 from performance obligations partially satisfied in prior periods was not material and there were no material contract assets as of December 31, 2019. The Company applied the practical expedients related to the series guidance and shorter-term (original contract term of one year or less) to not disclose the aggregate transaction price allocated to unsatisfied performance obligations.

The Company does not capitalize any costs to obtain or fulfill a contract.

Accounts Receivable, net

Substantially all of the Company’s accounts receivable are related to providing healthcare services to patients whose costs are primarily paid by federal and state governmental authorities, managed care health plans, commercial insurance companies, and workers’ compensation and employer programs. The Company reports accounts receivable at an amount equal to the consideration the Company expects to receive in exchange for providing healthcare services to its patients, which is estimated using contractual provisions associated with specific payors, historical reimbursement rates, and an analysis of past experience to estimate potential adjustments.

The Company also has certain receivables that are related to providing healthcare services to patients whose costs are primarily paid by local governments and other third parties. The Company reports these receivables at an amount equal to the consideration the Company expects to receive in exchange for providing healthcare services to its patients.

Allowance for Doubtful Accounts

The Company writes off amounts that have been deemed to be uncollectible. The Company writes off uncollectible invoices when appropriate collection efforts have been exhausted. The allowance for doubtful accounts is included in accounts receivable, net on the consolidated balance sheet.

Security Deposits

The Company has recorded $916,517 of refundable security deposits as of December 31, 2019 for various physical therapy and occupational health clinics in other assets in the consolidated balance sheet.

Long-Lived Assets

Property and equipment, net

Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is recorded using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the improvements or the remaining lease term.

The general range of useful lives is as follows:

Computer equipment and software	3 years
Furniture and office equipment	7 years
Medical equipment	7 years
Leasehold improvements	1-10 years

Finite-lived Intangible Assets

Intangible assets that have finite useful lives are amortized over their useful lives and reported at cost less accumulated amortization and impairment losses, if applicable. The Company's finite-lived intangible assets consist of customer relationships and trade name assets associated with the Company’s historical acquisitions.

Impairment of Long-Lived Assets

Long-lived assets are not required to be tested for impairment annually. However, long-lived assets are tested for impairment whenever circumstances indicate that the carrying amount of the asset may not be recoverable, such as when the disposal of such assets before the end of its previously estimated useful life is likely or there is an adverse change in the market involving the business employing the related assets. The impairment test first requires an assessment of the recoverability of the asset by comparing the net future cash flows of the asset to the carrying value of the asset. The net cash flows of the asset are estimated on an undiscounted, pre-tax basis, and should be based on future cash inflows expected from use of the asset over its remaining useful life, less expected future cash outflows necessary for maintenance, and cash flows associated with the eventual disposition of the asset. If the carrying value of the asset exceeds the net future cash flows of the asset, the asset would not be deemed to be recoverable. An impairment of the asset would then be recognized in an amount equal to the excess of the asset’s carrying value over its estimated fair value, calculated based on the discounted cash flows of the asset.  Significant judgments used for long-lived asset impairment assessments include determining whether events of circumstances indicate that the carrying value of the asset may not be recoverable, identifying asset groupings, identifying the primary assets within each asset grouping, and estimating projected cash flows attributable to the asset grouping. The valuation of long-lived assets at estimated fair value, when required, is performed using Level 2 or Level 3 fair value inputs. There were no impairment charges related to long-lived assets in 2019.

Goodwill and Indefinite-Lived Intangible Assets

The Company records goodwill for the excess purchase price over the fair value of the identifiable net assets acquired in business combinations. The fair value of goodwill is tested for impairment annually, or earlier upon the occurrence of substantive unfavorable changes in economic conditions, industry trends, costs, or cash flows. The impairment test requires judgment, including the identification of reporting units, the assignment of assets, liabilities and goodwill to reporting units, and the determination of fair value of each reporting unit if a quantitative test is performed. If management believes that as a result of our qualitative assessment it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, a quantitative impairment test is not required. The Company has identified a total of three reporting units, of which two reporting units have been allocated goodwill.

An impairment loss generally would be recognized when the carrying value of a reporting unit exceeds the estimated fair value of equity of the reporting unit. The estimated fair value of a reporting unit is determined by employing income and market approaches. Included in the income and market approaches are assumptions regarding projected revenue, profitability, and capital requirements for each reporting unit. The projected cash flows of each reporting unit are discounted back to the present value to estimate the fair value of each reporting unit as of the impairment testing date under the income approach. Under the market approach, a market multiple is applied to historical and / or projected financial information to estimate the fair value of each reporting unit as of the impairment testing date. The financial projections for each reporting unit are based on management’s knowledge of the industry, management’s understanding of each reporting unit’s recent transactions, and management’s expectations for each reporting unit’s operations. If the financial projections for a reporting unit fail to materialize, the resulting decline in our estimated fair values could result in an impairment charge to the goodwill associated with the respective reporting unit. The valuation of goodwill at estimated fair value, when required, is performed using Level 2 or Level 3 fair value inputs.

The Company performed a quantitative goodwill impairment assessment for the two reporting units with goodwill and the fair value estimates did not indicate any evidence of impairment with respect to goodwill for either reporting unit as of the assessment date.

Fair Value of Financial Instruments

The carrying amounts of financial instruments, including cash, accounts receivable, net, accounts payable, accrued expenses, and our line-of-credit approximate fair value due to the short maturity of these instruments. The carrying amount of long-term debt approximates fair value because the interest rates fluctuate with market interest rates. The fair value of debt estimates are based on Level 2 inputs.

Fair Value Measurements

The Company follows the Financial Accounting Standards Board (FASB) authoritative guidance for fair value measurements, which defines fair value as the estimated price at which an asset can be sold or a liability settled in an orderly transaction to a third party under current market conditions, and establishes a framework for measuring fair value in accordance with GAAP.

Deferred Financing Costs

Costs associated with acquiring debt are capitalized as deferred financing costs. Debt issuance costs related to a recognized debt liability are presented in the consolidated balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. These costs are amortized over the term of the related loans using the straight-line method, which is not materially different than the effective interest method, and are included in interest expense in the consolidated statement of operations.

Deferred Rent

Rent payments on operating leases are recognized as an expense on a straight-line basis over the related lease term, which includes renewal options that are reasonably assured of exercise. Generally, renewal options are not considered reasonably assured of exercise. Deferred rent is based on rent expense that is in excess of amounts paid to date. The liability as of December 31, 2019 was $2,228,670 and is reported as part of deferred rent in the consolidated balance sheet.

When the Company receives a tenant improvement allowance, it records a liability which is then amortized as a reduction of rent expense over the related lease term. The liability for tenant improvement allowances, net of amortization, as of December 31, 2019 was $2,145,396 and is reported as part of deferred rent in the consolidated balance sheet.

Corporate Costs

Corporate costs consist primarily of salaries and benefits of corporate office personnel, rent, insurance costs, depreciation and amortization, travel, legal, compliance, professional, marketing and recruiting fees.

Income Taxes

The Company, with its parent company and parent company affiliates, was formed as a limited liability company under the Delaware Liability Company Act and provisions of the Internal Revenue Code. One subsidiary of the Company is a C Corporation for which a provision for income taxes has been included in the financial statements. These consolidated financial statements contain no provision for income taxes or benefits for PTN and its subsidiaries, other than for the subsidiary described above, as taxable income or loss is reported by the members on their individual income tax returns. The Company’s Operating Agreement provides for the division of LLC profits and losses to the members and the perpetual existence of the entity.

Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to or disclosure in the financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including disclosure of contingencies, at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions are used for, but not limited to: amounts realizable for services performed, estimated useful lives of assets, the valuation of goodwill and intangible assets, amounts payable for self-insured losses, and the computation of income taxes. Future events and their effects cannot be predicted with certainty; accordingly, the Company’s accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the financial statements will change as new events occur, as more experience is acquired, as additional information is obtained, and as the Company’s operating environment changes. The Company’s management evaluates and updates assumptions and estimates on an ongoing basis. Actual results could differ from those estimates.

Recently Adopted Accounting Guidance

In May 2014, March 2016, April 2016, and December 2016, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, ASU 2016-08, Revenue from Contracts with Customers, Principal versus Agent Considerations, ASU 2016-10, Revenue from Contracts with Customers, Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers, Narrow Scope Improvements and Practical Expedients, and ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customer (collectively “New Revenue Standard”), respectively, which supersede most of the existing revenue recognition requirements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. The New Revenue Standard is effective for the Company for annual periods beginning after December 15, 2018 (as amended in August 2015 by ASU 2015-14, Deferral of the Effective Date).

The Company implemented the New Revenue Standard beginning January 1, 2019 using the modified retrospective transition method. The adoption of the New Revenue Standard did not result in any material changes to the Company’s financial statements other than the requirement to include incremental quantitative and qualitative disclosures such as certain disaggregation of revenue disclosures.

Recently Issued Accounting Guidance

In February 2016, the FASB issued amended accounting guidance (ASU 2016-02, Leases) which replaced most existing lease accounting guidance under GAAP. Among other changes, the amended guidance requires that a right-to-use asset, which is an asset that represents the lessee’s right to use, and a lease liability, which is a lessee’s obligation to make lease payments arising for an operating lease measured on a discounted basis, be recognized on the balance sheet by lessees. The amended guidance is effective for the Company starting in the year ending December 31, 2020. Entities can use a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements or recognize the cumulative effect of applying the new standard as an adjustment to the opening balance of equity.

The Company has operating leases for each of its clinic and certain corporate locations, as well as equipment. As a result, the Company will recognize right of use assets and lease liabilities on the consolidated balance sheet upon adoption of the new leasing standard. Operating lease expense will continue to be recognized as occupancy costs on a straight-line basis over the respective lease terms in the consolidated statement of operations. The Company will implement the new standard beginning January 1, 2020, and expects to elect certain of the practical expedients permitted, including the expedient that permits the Company to retain its existing lease assessment and classification. The Company also expects to elect the transition method in ASU 2018-11 which allows the Company to recognize a cumulative effect adjustment of the standard adoption to the opening balance of equity at the adoption date. The Company continues to evaluate the impact that the pronouncement will have on the Company's financial statements, including footnote disclosures.

In January 2017, the FASB issued ASU 2017-04, Simplifying the Test for Goodwill Impairment (Topic 350), which eliminates the requirement to calculate the implied fair value of goodwill to measure a goodwill impairment change. The Company will implement the new standard in the year ending December 31, 2020. The Company continues to evaluate the impact that the pronouncement will have on its financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses, which added a new impairment model, known as the current expected credit loss (CECL) model, that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes as an allowance its estimate of expected credit losses. The CECL model applies to most debt instruments, including trade receivables. The CECL model does not have a minimum threshold for recognition of impairment losses and entities will need to measure expected credit losses on assets that have a low risk of loss. The Company will implement the new standard in the year ending December 31, 2020. Management is currently evaluating the potential impact of these changes on the financial statements.

In August 2018, the FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract. This amendment aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). This generally means that an intangible asset is recognized for the software license and, to the extent that the payments attributable to the software license are made over time, a liability also is recognized. If a cloud computing arrangement does not include a software license, the entity should account for the arrangement as a service contract. This generally means that the fees associated with the hosting element of the arrangement are expensed as incurred. The amendment is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted. The Company will implement the new standard in the year ending December 31, 2020. The Company continues to evaluate the impact that the pronouncement will have on its financial statements.

Note 2. Goodwill and Intangible Assets, net

Goodwill

The carrying amount of goodwill as of December 31, 2019 was $196,254,142. There were no additions, disposals, or goodwill impairments that occurred for the year ended December 31, 2019.

Intangible assets, net

The balance and activity of finite-lived intangible assets is shown in the table below:

	Useful Life ranges	Intangible Assets, net, balance as of December 31, 2018	Amortization Expense	Intangible Assets, net, balance as of December 31, 2019
Trade names, net of accumulated amortization of $3,690,772 and $3,889,800 as of December 31, 2018 and 2019, respectively	1 - 7 years	$1,062,519	$199,028	863,491
Customer relationships, net of accumulated amortization of $2,156,874 and $3,461,144 as of December 31, 2018 and 2019, respectively	9 years	$9,581,556	$1,304,270	8,277,286

Amortization of intangible assets, net, is recognized on a straight-line basis over the estimated useful lives of intangible assets. No impairments of finite-lived intangible assets were recorded for the year ending December 31, 2019. Estimated amortization expense of the Company’s finite-lived intangible assets for each of the five succeeding years and thereafter is as follows:

Trade names		Customer relationships
Years Ending December 31,	Annual Amount	Years Ending December 31,	Annual Amount
2020	$ 199,029	2020	$ 1,304,270
2021	$ 199,029	2021	$ 1,304,270
2022	$ 177,600	2022	$ 1,304,270
2023	$ 168,528	2023	$ 1,304,270
2024	$ 119,305	2024	$ 1,179,270
Thereafter	$ -	Thereafter	$ 1,880,936

Note 3. Property and Equipment, net

Property and equipment consists of the following at December 31, 2019:

Computer equipment and software	$ 3,374,005
Furniture and office equipment	2,170,369
Medical equipment	5,897,753
Leasehold improvements	13,609,739
25,051,866

Less accumulated depreciation	(12,235,749)

Property and equipment, net	$ 12,816,117

Depreciation expense was $5,372,027 for the year ended December 31, 2019. There were no impairments recorded for the year ending December 31, 2019.

Note 4.  Accounts Receivable, net

Accounts receivable, net consist of the following at December 31, 2019:

Gross accounts receivable	$ 48,821,676
Allowance for third-party contractual discounts and adjustments	(25,303,721)
Allowance for doubtful accounts	(381,675)
Accounts receivable, net	$ 23,136,280

Below is a rollforward of the allowance for uncollectible accounts at December 31, 2019:

Valuation Account	Balance at December 31, 2018	Additions Charged to Expenses	Deductions	Balance at December 31, 2019
Allowance for doubtful accounts - accounts receivable	631,628	3,311,462	3,561,415	381,675

Medicare/Medicaid and commercial insurance providers represent approximately 15% and 65% respectively, of gross accounts receivable at December 31, 2019. The remaining 20% is due from patients. Accounts receivable are carried based on total patient charges. The contractual allowances include estimates for third-party contractual and other adjustments. Management determines the allowance for doubtful accounts by using historical experience applied to an aging of accounts. Accounts receivable are written off when deemed uncollectible.

Contractual allowances result from the differences between the rates charged for services performed and expected reimbursements by both insurance companies and government sponsored healthcare programs for such services. Medicare regulations and the various third party payors and managed care contracts are often complex and may include multiple reimbursement mechanisms payable for the services provided in our clinics. We estimate contractual allowances based on our interpretation of the applicable regulations, payor contracts, and the historical collection experience of the clinic and apply an appropriate contractual allowance reserve percentage to the gross accounts receivable balances for each clinic. Based on our historical experience, calculating the contractual allowance reserve percentage at the clinic level is sufficient to allow us to provide the necessary detail and accuracy with our collectability estimates. However, the services authorized and provided and related reimbursement are subject to interpretation that could result in payments that differ from our estimates. Payor terms are periodically revised necessitating continual review and assessment of the estimates made by management. Our billing systems may not capture the exact change in our contractual allowance reserve estimate from period to period. Therefore, in order to assess the accuracy of our revenues and hence our contractual allowance reserves, management compares cash collections to corresponding net revenues measured both in the aggregate and on a clinic-by-clinic basis.

Note 5. Credit Agreements

Prior to the year ended December 31, 2019, the Company’s operating subsidiary, PTN, previously entered into an amended and restated credit agreement for commitments of $130,000,000 term loan, $10,000,000 revolving line-of-credit and $50,000,000 delayed draw term loan (First Lien Facilities). There was no outstanding balance on the First Lien Facilities delayed draw term loan at December 31, 2018. The outstanding balances on the First Lien Facilities initial term loan and revolving line-of-credit were $127,718,900 and $5,000,000, respectively, at December 31, 2018. In addition to the First Lien Facilities, PTN entered into a credit agreement with a different lender for commitments of $49,000,000 term loan, and $11,000,000 delayed draw term loan (Second Lien Facilities). The outstanding balances on the Second Lien Facilities initial term loan and delayed draw term loan were $49,000,000 and $1,000,000, respectively, at December 31, 2018.

All loans under the credit agreements were collateralized by all of PTN’s assets and PTNIH’s member equity interests.

All facilities under the First Lien Credit Facilities were to mature on November 30, 2021. All facilities under the Second Lien Facilities were to mature on April 12, 2023. The credit agreements were subject to certain financial and non-financial covenants.

In January 2019, PTN was unable to meet its obligation for scheduled interest payments and loan commitment fees in accordance with the terms of the First Lien Facilities and Second lien Facilities, resulting in default of the credit agreements. In response to this default, PTN’s lenders executed forbearance agreements and amended credit agreements with its First Lien Agent, the Second Lien Agent, each First Lien Lender and each Second Lien Lender.

In April 2019, the First Lien Agent, the Second Lien Agent, each First Lien Lender and each Second Lien Lender entered into a Restructuring Support Agreement (RSA) with respect to a proposed restructuring of the Loan Parties, which provided for consensual restructuring of the Company’s debt and equity structure (Restructuring). This agreement was amended and restated in June 2019.

The forbearance agreements were amended and extended up to the closing date, and terminated on June 28, 2019, upon execution of the restructured credit agreements.

At Restructuring closing, the Second Lien Lenders contributed cash of $15,000,000 on a pro-rata basis to PTNIH in exchange for $6,000,000 of voting Class A common units and $9,000,000 of non-voting preferred units. Preferred units have a preferred return of LIBOR (floor of 1%) plus 10% compounded annually, on unreturned preferred unit invested capital, and preferred distribution rights. The funds were then contributed by PTNIH to PTN and used for the following purposes: (i) to pay-off the First Lien revolving line-of-credit and accrued interest; (ii) to pay forbearance fees due on the First Lien credit agreement; (iii) to pay accrued interest on the First Lien term loan and revolving line-of-credit, fees and expenses; and (iv) to pay legal fees. The remaining funds were available for general business purposes.

The RSA and PTNIH’s amended and restated LLC agreement provide for the Second Lien Lenders to contribute up to an additional $10,000,000 on a delayed draw basis as needed by the Company. This additional funding, if needed, will be exchanged for up to $4,000,000 of voting Class A common units and $6,000,000 of non-voting preferred units.

In addition, the RSA and a separate Carveout, Intercreditor and Subordination Agreement and Release dated as of June 28, 2019 (the Sale Carveout Agreement), provide for Sale Carveout Rights and Transaction Bonus Rights (as each term is defined in the Sale Carveout Agreement) for certain current and former employees, in the event of a future sale or change in control transaction.

The restructured First Lien credit agreement and Second Lien credit agreement require the Company to maintain certain financial and non-financial covenants, as defined in the credit agreements. The Company was in compliance with all covenants as of December 31, 2019.

PTNIH assumed PTN’s obligation as the borrower under the restructured Second Lien credit agreement.

The restructured credit agreements include the following terms (as of December 31, 2019, where applicable):

Restructured Terms	Restructured First Lien Credit Agreement	Restructured Second Lien Credit Agreement
Borrower	PT Network, LLC	PT Network Intermediate Holdings, LLC
Outstanding balance of term loans	$127,718,900	$54,221,183
Revolving loan commitment	$10,000,000	-
Interest rates:
Index rate loans - cash	Index rate plus 4.5%	Index rate plus 9%
LIBOR loans - cash	LIBOR (floor 1%) plus 5.5%	LIBOR (floor 1%) plus 10%
PIK – subject to terms of credit agreement	2%
Maturity date	November 30, 2023	November 30, 2024
Loan amortization - quarterly	0% through March 31, 2020	Due at maturity
	0.25% through March 31, 2022
	0.50% thereafter

Additionally, the Company incurred costs from lenders and third parties from the restructuring transaction. Certain forbearance and restructuring fees that are due upon the maturity of these credit agreements.

The outstanding balances on the First Lien and Second Lien term loans were $128,492,925 and $57,690,888, respectively, at December 31, 2019. In accordance with the restructured credit agreements, aggregate future maturities required on long-term debt are as follows:

Years ending December 31:

2020	957,892
2021	1,277,189
2022	2,235,081
2023	124,022,763
2024	57,690,888
$ 186,183,813

PTN’s revolving line-of-credit from the First Lien lenders had a balance of $5,000,000 at January 1, 2019. In January 2019, PTN drew $2,962,141 on this facility to service the interest on the First Lien term loan. The total amount borrowed on the revolving line-of-credit was $7,962,141, which was paid off as part of the restructuring. There was no balance on the revolving line-of-credit at December 31, 2019. The interest rate on the revolver was 10.00%.

Deferred financing costs, which are classified as a reduction to the carrying amount of the debt above, consist of the following at December 31, 2019:

Cost	$ 9,368,961
Accumulated amortization	(3,900,702)
$ 5,468,259

Amortization of deferred financing costs was $1,537,075 for the year ended December 31, 2019, and is included in interest expense on the consolidated statement of operations. Amortization for the next five years is as follows:

Years ending December 31:
2020	$ 1,312,635
2021	1,312,635
2022	1,312,635
2023	1,230,507
2024	299,847
$ 5,468,259

Interest expense of $19,162,775 and commitment fee expense of $30,956 for the year ended December 31, 2019 are included in interest expense on the consolidated statement of operations. Accrued interest and commitment fees on the First and Second Lien Credit Agreements was $2,075,610 at December 31, 2019. Accrued interest on the First and Second Lien Credit agreements that will be paid-in-kind was $2,074,971 at December 31, 2019. Both accrued interest and accrued interest – PIK notes are disclosed on the face of the consolidated balance sheet.

The Company recorded a loss on extinguishment of debt of $1,042,822 in conjunction with the restructuring transaction. This expense is part of interest expense on the consolidated statement of operations.

Note 6. Employee Benefit Plans

The operating company sponsors the Pivot Physical Therapy 401(k) Plan for the benefit of substantially all employees of PTN. Under the plan, employees can contribute a portion of their compensation on a pre- or post- tax basis. The Company has the option to make matching contributions to the plan. The Company’s matching contribution expense was $978,790 for the year ended December 31, 2019, and amounts unpaid are included in accrued compensation expenses on the consolidated balance sheet.

Note 7. Commitments and Contingencies

Operating leases: The Company has operating leases for equipment and for each of its operating and corporate locations, which expire at various dates beginning in January 2019 through January 2029. The Company’s future minimum rental commitments with original or remaining terms in excess of one year are as follows:

Years ending December 31:
2020	$ 16,875,694
2021	13,534,985
2022	9,534,022
2023	5,324,683
2024	2,839,896
Thereafter	2,977,862
$ 51,087,142

The minimum lease payments above do not include common area and maintenance (CAM) charges, which are also required contractual obligations under the operating leases. They also include the minimum lease terms and not optional renewal periods. The CAM charges are not fixed and can fluctuate from year to year. Rent expense, including CAM charges, was $20,345,784 for the year ended December 31, 2019, and is included as a component of occupancy expense or corporate office costs on the consolidated statement of operations, depending on the nature and use of the underlying asset.

Self-insurance: The Company has a self-insurance medical and dental plan for its employees. Losses are limited through the use of stop-loss policies from reinsurers. Specific losses for claims are limited to $150,000 annually per covered employee. The Company’s aggregate annual loss limitation is based on a formula that considers, among other things, the total number of employees. The Company paid claims of $7,159,591 during the year ended December 31, 2019. The Company accrued an estimate for claims incurred but not reported of $729,588 at December 31, 2019.

Note 8. Related Party Transactions

Lease agreements: The Company leases office space for certain of its operating locations and one of its corporate locations from real estate holding companies owned by employees or officers of the Company. Rent expense for these facilities was approximately $2,401,271 for the year ended December 31, 2019, and is included as a component of occupancy costs or corporate costs, depending on the use of the underlying asset, on the consolidated statement of operations.

Note 9.  Certain Significant Risks and Uncertainties

Government regulation: The Company and others in the health care business are subject to certain inherent risks, including the following.

Substantial dependence on revenue derived from reimbursement by the federal Medicare and state

Medicaid programs, which have been drastically cut in recent years and which entail exposure to various healthcare fraud statues; government regulations, government budgetary constraints, and proposed legislative and regulatory changes; and lawsuits alleging malpractice and related claims. Such inherent risks require the use of certain management estimates in the preparation of the Company’s financial statements and it is reasonably possible that a change in such estimates may occur in the near term.

The Company’s operations are subject to a variety of federal, state, and local legal and regulatory risks,

including without limitation, the federal Anti-Kickback statute and the federal Ethics in Patient Referral Act (so-called Stark Law), many of which apply to virtually all companies engaged in the health care services industry. The Anti-Kickback statute prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Stark Law prohibits, with limited exceptions, financial relationships between ancillary service providers and referring physicians.

The Medicaid and Medicare programs are highly regulated. Compliance with laws and regulations governing the Medicare and Medicaid programs is subject to government review and interpretation, as well as significant regulatory action, including fines, penalties and possible exclusion from the Medicare and Medicaid programs. The failure of the Company to comply with applicable reimbursement regulations could adversely affect the Company’s business. It is not possible to quantify fully the effect of potential legislative or regulatory changes, the administration of such legislation or any other governmental initiatives on the Company’s business. Accordingly, there can be no assurance that the impact of these changes or any future health care legislation will not adversely affect the Company’s business. There can be no assurance that payments under governmental and private third-party payor programs will be timely, will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs.

The Company’s financial condition and results of operations may be materially and adversely affected by the reimbursement process, which in the healthcare industry is complex and can involve lengthy delays. In addition, under the Medicare program, if the federal government makes a formal demand for reimbursement, even related to contested items, payment must be made for those items before the provider is given an opportunity to appeal and resolve the case.

Malpractice insurance: The Company has malpractice insurance policies covering all therapists providing services for the Company. The insurance coverage is $1,000,000 per incident and $3,000,000 aggregate per Named Insured entity per policy year subject to a $10,000,000 policy aggregate. The Company also purchases $10,000,000 in excess liability coverage. The Company believes this is adequate coverage to protect against any outstanding claims and litigation.

Litigation: The Company is involved in claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of activities or liquidity. See Note 12 for further discussion of certain settlement agreements reached in 2018 and 2019.

COVID-19: The Company is aware of certain risks regarding the spread of COVID-19, a disease caused by a novel strain of coronavirus. As has been widely publicized, on March 11, 2020 the World Health Organization declared COVID-19 a pandemic, and on March 13, 2020 a national emergency was declared in the U.S. State and local governments, including regions in which the Company operates, have imposed measures to curtail certain aspects of public life. The Company expects that its business could be adversely affected by risks, including the public perception of risks, related to the COVID-19 outbreak and efforts taken to contain it. These risks, and the public perception of the risks, have begun to cause, and can be expected to continue to cause, patients to avoid public places, including the Company’s clinics and operations. Furthermore, the overall economic impact of the pandemic could also adversely affect our patients' financial condition, resulting in reduced spending for the healthcare services we provide. Moreover, the COVID-19 outbreak has begun to cause, and could continue to cause, employees to avoid our properties, which could adversely affect our ability to adequately staff and manage our businesses. Risks related to the COVID-19 outbreak have led to the closures of certain clinics and could lead to the complete or partial closure of additional clinics and operations.

In response, Management has analyzed a range of forecasts assuming various scenarios, and has developed specific plans given known circumstances through March 2020 and estimates over a range of time horizons. Management plans include reductions in variable costs in response to reductions in demand, including compensation and benefits, general and administrative, and certain corporate expenses. A thorough assessment was completed across the organization to identify both fixed and variable cost reduction opportunities. In addition, a substantial portion of the Company’s outstanding borrowings is due in 2023 and 2024, further alleviating financing needs for a period of not less than 12 from the financial statements issuance date.

Based on information currently available to it and known trends, Management’s view is that it is probable that its overall plan and related cost reduction activities will appropriately alleviate the risk of material adverse impact to the Company from the COVID-19 outbreak, and that the Company will be able to continue to meet its obligations as they become due for at least the next 12 months. However, the ultimate extent of the impact the COVID-19 crisis on our Company’s financial condition and results of operations will depend on future developments affecting not only our Company, but also the entire U.S. and world economy, which are inherently uncertain, including, among others, new information that may emerge concerning the severity and rate of spread of the disease.

Note 10. Income Taxes

New tax legislation: The United States government approved and signed into law on December 22, 2017, the Tax Cuts and Jobs Act reform legislation. This legislation makes significant changes in U.S. tax law including a reduction in the corporate tax rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from the current graduated system, with a top rate of 35%, to a flat rate of 21% starting in 2018.

Deferred income taxes are provided on the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The components of the provision for income taxes at December 31, 2019 are as follows:

Current:
Federal	$ -
State and local	32,038
Total current income tax expense	$ 32,038

Deferred:
Federal	$ 295,389
State and local	39,649
Total deferred income tax expense	$ 335,038
Total income tax expense	$ 367,076

Income tax expense is included on the consolidated statement of operations.

The Company has recorded a valuation allowance of $429,415, as management does not expect to realize the full benefit of interest deductions in future years. The net deferred tax liability is part of other non-current liabilities on the consolidated balance sheet.

The expense for income taxes differs from the amount computed by applying the statutory federal income tax rate to loss before provision for income taxes. For the year ended December 31, 2019, the Company had an expense for income taxes of $367,076. The significant difference between actual tax expense and the amount computed by applying the statutory federal income tax rate to the loss before provision for income taxes is due to the fact that substantially all of the Company's loss before income taxes is not subject to federal or state income taxes due to its tax status as a partnership.

Temporary differences between the financial reporting carrying amounts and the tax basis of assets and liabilities give rise to deferred taxes. The components of the deferred income tax assets and liabilities as of December 31, 2019 is as follows:

Deferred tax assets:
Federal net operating loss carryforward	$ 9,956
State net operating loss carryforward	73,717
Interest deduction limitation	429,415
Accrued vacation	14,609
Other	25,432
Total deferred tax assets	553,129

Deferred tax liabilities:
Property and equipment	195,492
Other	24,028
Total deferred tax liabilities	219,520
333,609

Less valuation allowance	(429,415)

Net deferred tax liability	$ (95,806)

General: The Company is subject to income taxes in the U.S. federal and Pennsylvania tax jurisdictions. Tax regulations within each jurisdiction are subject to the interpretations of the related tax laws and regulations and require significant judgement to apply.

In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion, or all of the deferred tax assets, will not be realizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As noted above, the Company has recorded a valuation allowance of $429,415 as of December 31, 2019, against the deferred tax asset arising from interest expense disallowed pursuant to IRC section 163(j). Other than this amount, the Company believes that it is more likely than not that the net deferred tax assets as shown above will be realized when future taxable income is generated through the reversal of existing taxable temporary differences and income that is expected to be generated by businesses that have a history of generating taxable income.

ASC Topic 740 prescribes a minimum recognition threshold and measurement attribute methodology for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. The Company did not have unrecognized tax benefits as of December 31, 2019 and does not anticipate this to change significantly over the next 12 months. The Company will recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

The Company is subject to audit for all open years in which the statute of limitations is open. With few exceptions, the Company is no longer subject to U.S. federal, state and local tax examinations for the years before 2016. The Company is not currently under examination by any taxing authorities.

Note 11.  Members’ Equity

Equity prior to the Restructuring of Credit Agreements and Members’ Equity

The Company had preferred units and common units authorized, issued and outstanding as of December 31, 2018, and for the portion of the fiscal year 2019 prior to the Restructuring of Credit Agreements and Members Equity that occurred on June 28, 2019. See Note 5 for additional details regarding the restructuring.

Equity after the Restructuring of Credit Agreements and Members’ Equity

Subsequent to the Restructuring of Credit Agreements and Members’ Equity that occurred on June 28, 2019, the Company has seven classes of membership interests, Class A, Class B, Class C, Class D-1, Class D-2, Class E and Preferred Interests.

Upon any liquidation, dissolution, or change in control, the Company shall distribute from its assets the amounts in the order of priority set forth below but, in each case, only to the extent that all amounts then required to be paid ranking prior thereto have been paid in full.

Order of Liquidation	Interest Class	Liquidation Preference Amount
1	Preferred Interests	Preferred Return (as subsequently defined)
2	Preferred Interests	Preferred Invested Capital
3	Class A Common Interests	Class A Common Invested Capital
4	All Classes of Common Interests

Assets distributed ratably to each class with the exception of the following:

●     Class C common units’ share of allocations is increased, and Class A common units’ share of allocations is correspondingly decreased, upon certain cumulative distribution thresholds

●     Class D-1 interests that are subject to a 50% reduction in distributions in excess of a specified enterprise value

●     Class D-2 common units are allocated 5% of such distributions in excess of a specified enterprise value

Common Interests

Class A common interests are held by the Second Lien Lenders and are the only interests with voting rights. Additionally, Class A common interests have preference in liquidation and distribution compared to other classes of common interests, up to the amount of Class A invested capital. As of December 31, 2019, Class A invested capital totaled $7,120,000. All classes of common interests are junior to First and Second Lien Debt, as well as Preferred Interests with regards to all distributions, including distributions from liquidation, dissolution or change in control.

In the event of change in control, common interests are entitled to distributions of such change in control proceeds in accordance with the distribution preferences. In the event of a successful initial public offering, all common interest holders have the right to require the Company to convert their common interests into the common stock issued in connection with the initial public offering. An initial public offering is not contemplated at this time.

Pursuant to the RSA executed on June 28, 2019, the preferred interest holders and the common interest holders have modified the LLC agreement of the Company in order to provide certain restrictions on the transfer of member’s interests, to grant first refusal and co-sale rights to the Company and to certain of the preferred shareholders, and to provide for obligations to participate in certain sales of capital stock of the Company.

In December 2019, the Company’s Board approved a Long-Term Management Incentive Plan which allows for the issuance of Class E interests to certain members of management. No interests under this plan were granted to employees in the year ending December 31, 2019. The first issuance was in February 2020, see Note 14 for disclosure of subsequent events.

Redeemable Preferred Interests

The redeemable preferred interests are held by the Second Lien Lenders and were recorded at the amount of cash received at the date the interests were issued. Each interest has a liquidation preference equal to the applicable original issue price, plus the Preferred Return of LIBOR (floor of 1.00%) plus 10.00% compounded annually.

Second Lien Lenders have a controlling interest in the Company through their Class A interests, therefore the preferred interests are redeemable at the option of the holders as the Second Lien Lenders have the power to direct the Company to make the distributions to redeem the preferred interests. Furthermore, in connection with a successful initial public offering, the redeemable preferred interest holders have the right to either exchange their preferred interests for the common stock issued in connection with the initial public offering, or redeem the preferred interests, for cash, at the value equal to the aforementioned liquidation preference. If the holders elect to convert to newly issued common stock, redeemable preferred interests would be converted into common stock at an amount equal to the preferred interest liquidation preference divided by the price at which the shares of common stock are sold to the public in an initial public offering.

As the preferred interests are redeemable, and the redemption is not solely in control of the Company, the Company has separately presented redeemable preferred stock from permanent equity and report these interests on the consolidated balance sheet in a mezzanine equity section. In the Company’s financial statements, the value of the Preferred Interests is increased each period by the amount of Preferred Return. Furthermore, the liquidation preference is reflected as accretion of redeemable preferred interests in the consolidated statements of operations and is accounted for as an increase to net loss attributable to common interest holders. The accretion amount for the year ended December 31, 2019 is $663,257.

In connection with their ownership of the Class A common interests and redeemable preferred interests, the Second Lien Holders are obligated to make additional cash contributions up to $10,000,000 in the event that the Company’s operating cash levels are below a certain threshold for a number of consecutive days. Such cash contributions are allocated 40% to Class A common interests and 60% redeemable preferred interest capital accounts. During the year ended December 31, 2019, Second Lien Lenders have contributed $2,950,000 of additional capital.

Note 12. Other Liabilities

In June 2019, the Company entered into confidential settlement and release agreements with related parties. The first settlement agreement provides for payments totaling $4,000,000. The second settlement agreement provides for payments totaling $2,000,000. These settlements have been recognized as other expense on the statement of operations, and as other current or other non-current liabilities on the consolidated balance sheet at December 31, 2019.

In December 2019, the Company entered into a confidential settlement and release agreement with a third party. The agreement provides for payments totaling $2,075,000.This settlement has been recognized as other expense on the statement of operations, and as other current or other non-current liabilities on the consolidated balance sheet as of December 31, 2019.

Note 13. Restructuring Costs

Restructuring costs include charges associated with exit or disposal activities that meet the definition of restructuring under FASB ASC Topic 420, Exit or Disposal Cost Obligations. Restructuring costs incurred under these plans include (i) one-time termination benefits related to employee separations, and (ii) contract termination costs, including the costs for closing outpatient physical therapy operating locations. Restructuring liabilities are recorded in accrued expenses on the consolidated balance sheet.

The following table shows the activity in accrued restructuring and related charges for the year ended December 31, 2019:

	Employee Costs	Clinic Exit Costs	Total
Beginning balance as of December 31, 2018	$-	$-	$-
Charges	714,024	334,118	1,048,142
Cash payments	(449,601)	(334,118)	(783,719)
Ending balance as of December 31, 2019	$264,423	$-	$264,423

Note 14.  Subsequent Events

In January 2020, the Company received $3,500,000 of the $10,000,000 additional potential equity contributions discussed in Note 11.

In February 2020, the Company issued its Class E interests to certain members of management pursuant to the Management Incentive Plan document that was approved by the board in December 2019.

Refer to Note 9 for the Company’s discussion of certain risks regarding COVID-19.

Schedule I: Condensed Parent Company Financial Statements

PT Network Intermediate Holdings, LLC
Balance Sheet (Parent Company Only)
As of December 31, 2019

Assets
Current assets	$ -

Investment in consolidated subsidiaries	97,206,343

Total assets	$ 97,206,343

Liabilities
Current liabilities	$ -

Non-current liabilities:
Accrued interest - PIK notes	1,518,168
Long-term debt, net	56,082,610
Total liabilities	$ 57,600,778

Commitments and contingencies (see Note 3)

Mezzanine Equity
Redeemable preferred interests	$ 11,433,257

Equity
Members' equity	$ 28,172,308

Total liabilities, mezzanine equity and members' equity	$ 97,206,343

See notes to condensed financial statements.

Schedule I: Condensed Parent Company Financial Statements (continued)

PT Network Intermediate Holdings, LLC
Statement of Operations (Parent Company Only)
For the Year Ended December 31, 2019

Operating costs:
Management and board fees	$ 171,667

Operating loss	(171,667)

Interest expense	5,151,426
Equity in net loss of subsidiaries	25,983,842

Total net loss	(31,306,935)

Accretion of redeemable preferred interests	663,257

Net loss attributable to common interests	$ (31,970,192)

See notes to condensed financial statements.

Schedule I: Condensed Parent Company Financial Statements (continued)

PT Network Intermediate Holdings, LLC
Statement of Cash Flows (Parent Company Only)
For the Year Ended December 31, 2019

PT Network Intermediate Holdings, LLC (PTNIH) does not maintain a bank account as all cash transactions are at the PT Network, LLC (PTN) level or other consolidated subsidiaries. There was no cash activity for the year ended December 31, 2019 at the PTNIH level.

PTNIH had the following non-cash investing and financing activity for the period:

Acquisition of additional equity interest in a consolidated subsidiary in exchange for assumption of subsidiary’s debt	$ 53,625,849

Acquisition of additional equity interest in a consolidated subsidiary in exchange for issuance of common and preferred interest in PTNIH	$ 17,950,000

Decrease in equity interest in a consolidated subsidiary in lieu of payment of loan issuance costs incurred	$ 1,765,922

Increase in debt obligations in lieu of payment of loan issuance costs incurred	$ 595,333

See notes to condensed financial statements.

Notes to Schedule I

Note 1. Basis of Presentation

PTNIH is a holding company and conducts substantially all of its business operations through its subsidiaries. These condensed Parent Company financial statements and related notes have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of PTNIH exceed 25% of the consolidated net assets of PTNIH as stipulated by Rule 5-04, Section I from Regulation S-X. The ability of the operating subsidiaries to pay dividends is restricted due to the terms of the subsidiaries’ credit agreement as defined in Note 5 to the consolidated financial statements. Any information, other than listed herein, is omitted as the information is either not applicable or has been furnished in the consolidated financial statements or notes thereto. These statements should be read in conjunction with the consolidated financial statements and the notes to the consolidated financial statements.

Note 2. Long Term Debt

In April 2019, the Second Lien Agent and each Second Lien Lender entered into a Restructuring Support Agreement (RSA) with respect to a proposed restructuring of the Loan Parties, which provided for consensual restructuring of the Company’s debt and equity structure (Restructuring). This agreement was amended and restated in June 2019. PTNIH assumed the Company’s obligation as the borrower under the restructured Second Lien credit agreement.

In accordance with the Restructured Second Lien Credit Agreement, future maturities required on long-term debt are as follows:

Years ending December 31:
2020	$-
2021	-
2022	-
2023	-
2024	57,690,889
$57,690,889

See Note 5 of the Consolidated Financial Statements for additional information regarding the long term obligations of  PTNIH and its consolidated subsidiaries.

Note 3. Guarantees

All loans under the credit agreements discussed in Note 5 of the Consolidated Financial Statements are collateralized by all of PT Network, LLC's assets and PTNIH’s member equity interest.

See Note 5 of the Consolidated Financial Statements in this Report for information regarding the guarantees provided by PTNIH.